Exhibit 15

October 28, 2009

To the Board of Directors and Stockholders of Lifetime Brands, Inc:

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of Lifetime Brands Inc. for the registration of 1,000,000 shares of its common stock of our reports dated May 11, 2009 and August 6, 2009 relating to the unaudited condensed consolidated interim financial statements of Lifetime Brands Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

/s/ ERNST & YOUNG LLP

Melville, New York